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                                                                    Exhibit 99.2


                                          For Further Information Contact
                                          Robert E. Phaneuf
For Immediate Release                     Vice President - Corporate Development
Wednesday, August 9, 2000                 (918) 592-0101


                    VINTAGE PETROLEUM ANNOUNCES PRELIMINARY
                        2001 CAPITAL BUDGET AND TARGETS

     Tulsa, Oklahoma - Vintage Petroleum, Inc. today announced that its initial non-acquisition capital budget for 2001 has been set at $225 million, a 31 percent increase over the revised 2000 non-acquisition capital budget of $172 million. Approximately $155 million, or 69 percent, is allocated for exploitation activities with the remaining 31 percent, or $70 million, designated for exploration.

     The budget is allocated approximately evenly between the $116 million for domestic projects and $109 million for international projects. Within the domestic allocation, $66 million is targeted for exploitation and $50 million is allocated for exploration. Internationally, $88 million is targeted for exploitation with the majority of that allocated to continuation of the Argentina drilling program and a smaller amount to exploitation drilling in Ecuador. Exploitation work in Argentina calls for the continuance of a two-rig drilling program, additional waterflood and gas projects and seismic work on the El Huemul acreage. Up to four development wells are planned in Ecuador in 2001. Approximately $21 million is targeted for international exploration with the continued program in Yemen accounting for approximately one-half of the expenditures.

Preliminary Targets Set for 2001

     Based on a preliminary 2001 non-acquisition capital budget of $225 million and excluding the impact of any future acquisitions, the company has established a production target of 31.7 million BOE for the year, representing a 10 percent increase over the revised 2000 target of 28.9 million BOE. The

                                     -More-
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accompanying table sets forth the company's targeted production and costs per
BOE assumed in the preliminary targets for 2001. Based on production and cost targets, per BOE lease operating costs and general and administrative costs are targeted to average a combined level of under $6.00 per BOE for the year. Additionally, based on assumed NYMEX commodity price levels of $25.00 per barrel for oil and $3.50 per MMBtu for gas, as well as other expectations, the preliminary target for 2001 cash flow is $328 million. "Based on our preliminary outlook for next year, we expect to be able to not only meaningfully grow the company from internally generated exploitation and exploration prospects but also to generate over $100 million in free cash flow which could be applied toward an acquisition or other corporate purposes. Overall the company's goal is to continue to increase production and cash flow at an average annual rate of 30 percent to be achieved through rapid internal growth as well as an aggressive acquisition program," said S. Craig George, CEO.

Forward-Looking Statements

     This release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical facts, that address operating and financial targets, estimates of capital expenditures, future production, costs and cash flow, NYMEX reference prices, realized prices, exploration drilling, exploitation activities and events or developments that the company expects are forward-looking statements. Although Vintage believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those in forward-looking statements include oil and gas prices, exploitation and exploration successes, continued
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availability of capital and financing, and general economic, market or business conditions.

     Vintage Petroleum is an independent energy company engaged in the acquisition, exploitation, exploration and development of oil and gas properties and the marketing of natural gas and crude oil. Company headquarters are in Tulsa, Oklahoma, and its common shares are traded on the New York Stock Exchange under the symbol VPI.

























                                -Table follows-
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                            VINTAGE PETROLEUM, INC.
                               TARGETS FOR 2001

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                                                                  Preliminary
Oil production (MMBbls):                                              2001
                                                                     Target
                                                                   -----------
           U.S.                                                         9.1
           Argentina                                                   10.7
           Other                                                        2.0
           Total                                                       21.8

Gas production (Bcf):

           U.S.                                                        40.7
           Argentina                                                    8.5
           Bolivia                                                      9.9
           Total                                                       59.1

Total MMBOE                                                            31.7

Net realized price as a percent
  of NYMEX - Total Company:
   (before impact of hedging)
           Oil                                                          86%
           Gas                                                          75%

DD&A per BOE (oil and gas only)                                       $3.30
LOE per BOE                                                           $4.65
G&A per BOE                                                           $1.30

Non-Acquisition Capital Spending Budget ($ in millions)               $ 225

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Cash Flow (before working capital changes): ($ in millions)
           2001 Assumed NYMEX - $25.00 oil and $3.50 gas               $328

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NYMEX:
  Oil - Average of the daily settlement price for the near-month contract for light crude oil as quoted on the New York Mercantile Exchange.

  Gas - Average of the settlement price per MMBtu for the last 3 trading days for the applicable contract month for natural gas as quoted on the New York Mercantile Exchange.

Targets do not reflect any year 2001 acquisitions.

See "Preliminary Targets Set for 2001" and "Forward-Looking Statements" elsewhere in the release.



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